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                       [COOLEY GODWARD LLP LETTERHEAD]


                                                   ROBERT L. JONES
                                                   650 843-5034
                                                   jonesrl@cooley.com


September 9, 1997

InVision Technologies, Inc.
3420 East 3rd Avenue
Foster City, CA  94404-1101


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InVision Technologies, Inc. (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 777,000 shares of the Company's Common Stock (the "Shares"), with a par value of $0.001, pursuant to the Agreement and Plan of Merger and Reorganization (the "Agreement") by and between the Company, QP Acquisition Corp. and Quantum Magnetics, Inc.

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Agreement and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ Robert L. Jones

Robert L. Jones